Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Guardian Technologies International, Inc.’s Registration Statement on Form S-8 (filed on or about June 26, 2009) of our report, dated April 14, 2008, relating to the consolidated financial statements of Guardian Technologies International, Inc. and Subsidiaries as of December 31, 2007, and for each of the two years in the period then ended, which appears in the Company’s Form 10-K filed on or about March 30, 2009

/s/ Goodman & Company, L.L.P.

Norfolk, Virginia

June 26, 2009